AMENDMENT NO. 1 TO ARRANGEMENT AGREEMENT

This Amendment No. 1 (this “Amendment”) to the Arrangement Agreement (the “Arrangement Agreement”) dated March 13, 2007, between 6732097 Canada Inc., Ad.Venture Partners, Inc. (“Parent”) and 180 Connect Inc. (the “Company”) is executed as of July 2, 2007. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed thereto in the Arrangement Agreement.

In connection with: (i) the amendment dated July 2, 2007 to that certain Secured Non-Convertible Revolving Note dated July 31, 2006 by and among Laurus Master Fund, Ltd. (“Laurus”), the Company and the other parties thereto to increase the Company’s revolving loan facility from $37.0 million to $45.0 million; (ii) the amendment dated July 2, 2007 to that certain overadvance letter dated July 31, 2006 by and among Laurus, the Company and the other parties thereto to extend the maturity of the existing $9 million overadvance to the earlier of (y) the closing of the arrangement (the “Arrangement”) pursuant to the Arrangement Agreement or (z) 45 days following a no vote on the Arrangement by Parent’s stockholders (but in no event later than September 30, 2007); (iii) the Common Stock Purchase Warrant dated July 2, 2007 issued by the Company granting Laurus the right to purchase up to 1,000,000 common shares of the Company; (iv) the Letter Agreement dated July 2, 2007 by and between the Company, Howie Balter and Ilan Slasky regarding compensation of Messrs. Balter and Slasky upon the occurrence of certain events described therein; (v) the Reaffirmation and Ratification Agreement dated July 2, 2007 executed and delivered by the Company and its subsidiaries in favor of Laurus to reaffirm and ratify the terms and provisions of the Agreements and Amended Documents as defined therein and (vi) the Amendment Agreement dated July 2, 2007 by and among Laurus, the Company and its subsidiaries to, among other things, amend the (a) Security and Purchase Agreement dated as of July 31, 2006 by and among Laurus, the Company and the other parties thereto and (b) Secured Non-Convertible Term Note by and among Laurus, the Company and the other parties thereto ((i) through (vi) above collectively referred to as the “Laurus Bridge Financing”), and for other good and valuable consideration, the parties to the Arrangement Agreement desire to amend the Arrangement Agreement as follows:

(I) The definition of “Exchange Ratio” shall be amended to read in its entirety as follows:

““Exchange Ratio” shall mean 0.60.”

(II) Section 7.4(a) of the Arrangement Agreement shall be deleted in its entirety and shall have no further force or effect.

(III) Exhibit A to the Arrangement Agreement shall be deleted in its entirety and shall have no further force or effect.

(IV) Parent hereby consents to the Company’s participation in the Laurus Bridge Financing and hereby acknowledges and agrees that such action on the part of the Company shall not constitute a breach of the Company’s covenants set forth in Section 5.2(b) of the Arrangement Agreement. The consent and waiver set forth in this Section IV shall be limited precisely as written, and nothing in this Amendment shall be deemed to (i) constitute a waiver of compliance by Parent with respect to the provisions of the Arrangement Agreement in any other instance or any other term, provision or condition of the Arrangement Agreement or any instrument or agreement referred to therein or (ii) prejudice any right or remedy that Parent may now have or may have in the future under or in connection with the Arrangement Agreement or any instrument or agreement referred to therein.

(V) The Company hereby consents to Parent’s entry into the Letter Agreement dated July 2, 2007 providing for the issuance by Parent to Laurus of 250,000 warrants to purchase shares of Parent’s Common Stock pursuant to a Warrant Certificate upon the closing of the Arrangement and hereby acknowledges and agrees that such action on the part of Parent shall not constitute a breach of Parent’s covenants set forth in Section 5.3 of the Arrangement Agreement. The consent and waiver set forth in this Section V shall be limited precisely as written, and nothing in this Amendment shall be deemed to (i) constitute a waiver of compliance by the Company with respect to the provisions of the Arrangement Agreement in any other instance or any other term, provision or condition of the Arrangement Agreement or any instrument or agreement referred to therein or (ii) prejudice any right or remedy that the Company may now have or may have in the future under or in connection with the Arrangement Agreement or any instrument or agreement referred to therein.

Ad.Venture Partners, Inc.

By:	/s/ Howard S. Balter
Name: Howard S. Balter
Title: Chief Executive Officer

By:	/s/ Ilan M. Slasky
Name: Ilan M. Slasky
Title: President

6732097 Canada Inc

By:	/s/ Ilan M. Slasky
Name: Ilan M. Slasky
Title: Chief Executive Officer and President

180 Connect Inc.

By:	/s/ Peter Giacalone
Name: Peter Giacalone
Title: Chief Executive Officer

By:	/s/ Steven Westberg
Name: Steven Westberg
Title: Chief Financial Officer